AGREEMENT OF STOCK PURCHASE AND PLAN OF RECAPITALIZATION


               Agreement of Stock Purchase and Plan of
     Recapitalization dated November 26, 1996, by and among ADVANCED MEDICAL, INC., a Delaware Corporation ("AM"), DECISIONS INCORPORATED, a Delaware corporation ("Decisions") and Jeffry M. Picower, an individual residing at 1410 South Ocean Boulevard, Palm Beach, FL 33480.


               WHEREAS, AM and Mr. Picower have entered into a letter agreement (the "Letter Agreement") pursuant to which Mr. Picower agreed, among other things, directly or through an affiliate (the "Designee"), to: (i) purchase AM common stock from AM at a price of $3.00 per share for an aggregate purchase price of $40 million (the "Takedown Amount") as a means of providing equity financing to AM in connection with AM acquiring a company and entering into a merger agreement (the "Merger Agreement") in connection therewith (the "Transaction")(the transaction described in this clause (i) being referred to as the "Stock Purchase"); and (ii) pursuant to a written plan of recapitalization, cause the transfer of three outstanding notes (described in Section 4.5 below) (the "Notes") held by Decisions to AM in exchange for shares (the "Shares")of AM common stock, par value $.01 per share ("Common Stock") in a transaction that will qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code")(the transaction described in this clause (ii) being referred to as the "Plan of Recapitalization"); and

               WHEREAS, the parties hereto agree that the Stock
     Purchase provided for herein constitutes the purchase for fair market value of AM common stock by Mr. Picower; and

               WHEREAS, the parties hereto agree that the Plan of Recapitalization provided for herein constitutes an exchange of equal values and is fair to AM and Decisions; and

               WHEREAS, Decisions has entered into an agreement with Mr. Picower pursuant to which Decisions assumed all of the obligations and was assigned all of the rights of Mr. Picower under the Letter Agreement and Mr. Picower has designated Decisions as the Designee and Decisions agrees to act as the Designee hereunder; and

               WHEREAS, AM and Mr. Picower now desire to formalize the terms of the Letter Agreement;

               NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto, desiring to be legally bound, do hereby agree as follows:

               1.   Additional Financing.    Mr. Picower hereby
     agrees to purchase or cause the Designee to purchase Common Stock from AM at a price of $3.00 per share at an aggregate purchase price equal to the Takedown Amount which amount will be provided by Mr. Picower or Designee to AM in order for AM to pay: (i) the purchase price in connection with the Transaction; (ii) additional working capital requirements resulting from the Transaction; and (iii) related transaction expenses and the cost of other transactions currently contemplated (collectively, the "Additional Financing").

               2.   Plan of Recapitalization.

                    2.1  Exchange. The parties hereto agree that
     the Plan of Recapitalization constitutes a plan of reorganization within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder whereby Decisions will transfer the Notes to AM, and AM, in exchange therefor, will transfer 29,416,086 shares of Common Stock to Decisions in a transaction qualifying as a recapitalization under Section 368(a)(1)(E) of the Code.

                    2.2  Interest. AM agrees that it will pay to
     Decisions, in cash, all accrued and unpaid interest on the Notes through the date of Closing.

               3. Closing. The closing (the "Closing") of the transactions contemplated hereby will take place at the offices of Gordon Altman Butowsky Weitzen Shalov & Wein, 114 West 47th Street, New York, New York 10036 or such other place as the parties may agree, contemporaneously with the closing of the Transaction. At the Closing, Decisions shall deliver the Takedown Amount and the Notes to AM and AM shall deliver a stock certificate representing the Shares to Decisions.

               4. Representations and Warranties of Mr. Picower and Decisions. Mr. Picower and Decisions (collectively, the
     "Picower Parties") hereby jointly and severally represent and warrant to AM that:

                    4.1  Authorization; Binding Agreement.  This
     Agreement constitutes the legal, valid and binding agreement of each of the Picower Parties, enforceable against each in accordance with its terms, except to the extent that enforce-ability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. No restrictions (whether legal capacity or otherwise) exist with respect to any Picower Parties' right and ability to enter into this Agreement and perform all of its obligations hereunder.

                    4.2 Organization. Decisions is a corporation duly organized, validly existing and in good standing under
     the laws of the State of Delaware.   Decisions has the
     requisite corporate power to conduct its businesses as it is currently conducted and is duly qualified to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the lack of such qualification would not in the aggregate have a material adverse effect on the business, results of operations or financial condition of Decisions taken as a whole.

                    4.3 Investment Intent. Decisions is acquiring the Shares hereunder solely for the purpose of investment for its own account and not with a view to, or for sale in connection with, the "distribution," as such term is used in
     Section 2(11) of the Securities Act of 1933, as amended (the "1933 Act"), of any of the Shares in violation of the 1933 Act or any applicable state securities laws. Decisions understands that the Shares have not been registered under the 1933 Act or any applicable state securities laws and that it will not be legally entitled to offer for sale, sell, or otherwise transfer any of the Shares unless they have been registered under the 1933 Act and applicable state securities laws or unless an exemption from registration is available for such offer, sale, or other transfer under the 1933 Act and applicable state securities laws.

                    4.4  Fees.  Neither Mr. Picower nor his
     affiliates have paid or become obligated to pay any fee or commission to any investment banker, broker, finder or intermediary in connections with the transactions contemplated by this Agreement.

                    4.5 Notes. Decisions owns, and at the Closing will own, the Notes free and clear of all liens, pledges, encumbrances, security interests or other claims of any nature or kind. The Notes consist of (i) a $6 million 7% convertible note issued by AM due January 4, 2001, convertible into 6,024,096 shares of AM common stock; (ii) a $6.5 million 9% convertible note issued by AM due January 4, 2001, convertible into 10,534,848 shares of AM common stock; and (iii) a $25 million 7% convertible note issued by AM due January 4, 2001, convertible into 9,523,809 shares of AMI common stock.

                    4.6  Authority Relative to this Agreement.
     Decisions has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Decisions and the consummation by Decisions of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors and no other corporate proceedings on the part of Decisions are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Decisions and, constitutes a valid and binding obligation of Decisions, enforceable against Decisions in accordance with its terms.


               5. Representations and Warranties of AM. AM represents and warrants to Mr. Picower that:

                    5.1  Organization.  AM is a corporation duly
     organized, validly existing and in good standing under the
     laws of the State of Delaware.   AM has the requisite
     corporate power to conduct its businesses as it is currently conducted and is duly qualified to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the lack of such qualification would not in the aggregate have a material adverse effect on the business, results of operations or financial condition of AM taken as a whole.


                    5.2 Authority Relative to this Agreement. AM has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by AM and the consummation by AM of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors and no other corporate proceedings on the part of AM are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by AM and constitutes a valid and binding agreement of AM, enforceable against AM in accordance with its terms.

                    5.3  Validity. The Shares to be issued to
     Decisions pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

               6. Termination. If: (I) AM does not complete the Transaction and request that Mr. Picower provide or direct Designee to provide the Additional Financing as contemplated above, prior to June 30, 1997; or (ii) the Merger Agreement is terminated in accordance with its terms, the obligations hereunder will terminate unless this limitation is waived by the parties hereto in writing

               7.   Survival of Representations and Warranties.
     The representations and warranties contained herein shall survive the closing of the transactions contemplated hereby.

               8.   Miscellaneous.

                    8.1  Severability and Governing Law.  Should
     any section or any part of a section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such provision shall be construed to be en-forceable to the maximum extent possible, and such invalidity or unenforceability shall not void or render invalid or unen-forceable any other section or part of a section in this Agreement. This Agreement shall be construed and governed by the laws of the State of New York.

                    8.2  Counterparts.  This Agreement may be
     executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                    8.3  Section Headings.  Section titles or
     captions contained in this Agreement are inserted as a matter of convenience and for reference purposes only, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

                    8.4  Singular and Plural, Etc.  Whenever the
     singular number is used herein and where required by the context, the same shall include the plural, and the neuter gender shall include the masculine and feminine genders and vice versa.

                    8.5  Successors and Assigns.  All rights,
     covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns.

                    8.6 Third Party Beneficiaries. Except as otherwise provided herein, nothing in this Agreement is intended to, or shall be construed so as to create any third party beneficiary in this Agreement or otherwise confer any rights upon any person, firm or corporation that is not a party hereto.
               IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first above written.

                                   ADVANCED MEDICAL, INC.



                                   By:  /s/ Joseph W. Kuhn
                                        Name:  Joseph W. Kuhn
                                        Title: President


                                   DECISIONS INCORPORATED



                                   By:  /s/ Jeffry M. Picower
                                        Name: Jeffry M. Picower
                                        Title: C of B



                                        /s/ Jeffry M. Picower
                                            Jeffry M. Picower